UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 9, 2026

NEXTPLAT CORP
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-40447	65-0783722
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Ansin Blvd, Suite A
Hallandale Beach, FL 33009
(Address of principal executive offices and zip code)

(305) 560-5381
(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, par value $0.0001	NXPL	The Nasdaq Stock Market, Inc.
Warrants	NXPLW	The Nasdaq Stock Market, Inc.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on October 13, 2025, the Board of Directors (the “Board”) of NextPlat Corp (the “Company”) unanimously voted to appoint Amanda L. Ferrio to serve as Chief Financial Officer of the Company effective immediately.

On January 9, 2026, the Company entered into an Employment Agreement (the “Agreement”) with Ms. Ferrio (the “Employee”), pursuant to which Ms. Ferrio was appointed as Chief Financial Officer of the Company for an initial term of three years, subject to renewal for additional one-year terms at the discretion of the Company’s Chief Executive Officer, unless either party provides written notice of non-renewal at least sixty days prior to the expiration of the then-current term. Under the Agreement, Ms. Ferrio will devote her full business time and efforts to the Company and perform duties as assigned by the Chief Executive Officer and/or Board of Directors.

The Agreement provides for a base salary of $225,000 per year, payable in bi-weekly installments, subject to annual review and potential increase, but not decrease, during the term. Ms. Ferrio is also entitled to a monthly auto allowance of $650, eligibility for annual cash bonuses based on criteria established by the CEO or Compensation Committee of the Board, and participation in equity incentive plans as determined by the CEO and Compensation Committee, subject to applicable plan terms and any superseding award certificate provisions. The Company will reimburse reasonable business expenses and provide group medical benefits for Ms. Ferrio and her family, with the Company paying the full cost of health insurance and the Employee responsible for dental and vision insurance. Additional benefits are provided in accordance with the Employee Handbook and standard practices.

The Agreement sets forth conditions for termination, including termination upon death, total disability, for cause, without cause, resignation for good reason, and non-renewal. Termination without cause or resignation for good reason entitles Ms. Ferrio to six months of base salary and COBRA premium payments for up to six months, subject to execution of a customary release. Termination for cause or voluntary resignation without good reason entitles Ms. Ferrio to accrued compensation, reimbursement of expenses, and accrued benefits. Non-renewal entitles Ms. Ferrio to compensation and benefits accrued through the expiration date, but does not trigger severance unless the Company’s conduct independently constitutes termination without cause or good reason for resignation. The Agreement defines “cause” to include certain criminal acts, willful misconduct, gross negligence, failure to follow lawful instructions, and material breach of the Agreement, with procedural requirements for notice and opportunity to cure.

The Agreement includes customary confidentiality, non-competition, and non-solicitation provisions. Ms. Ferrio is prohibited from disclosing confidential information during and after employment, and from engaging in competitive activities, soliciting employees or customers, or interfering with the Company’s business relationships during employment and for specified periods following termination.

A copy of the Agreement is filed with this Current Report on Form 8-K/A as an exhibit and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference thereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of January 9, 2026, between NextPlat Corp and Amanda Ferrio
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTPLAT CORP.

	By:	/s/ David Phipps
	Name:	David Phipps
	Title:	Chief Executive Officer

Dated: January 13, 2026